UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 28, 2011

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

As described elsewhere in this report, on February 28, 2011, ZAP appointed Benjamin Zhu (Zhu Li Dong) as the company’s Chief Financial Officer, effective March 1, 2011.  On February 28, 2011, William Hartman began transitioning from his position as ZAP’s Chief Financial Officer to a new position as ZAP’s Corporate Secretary and financial controller for ZAP’s US operations.  Mr. Zhu and Mr. Hartman will work together during the transition period, and Mr. Zhu will take over responsibilities for the financial management of ZAP in the second quarter of 2011. Mr. Hartman will remain ZAP’s principal financial officer during the transition period, at which time Mr. Zhu will assume this role.

(c)

On February 28, 2011, ZAP appointed Benjamin Zhu (Zhu Li Dong) as the Company’s Chief Financial Officer, effective March 1, 2011.

Since August 2009 until his appointment as ZAP’s Chief Financial Officer, Mr. Zhu, age 40, served as the Deputy Chief Financial Officer of Foton Auto Group, one of the largest automobile manufacturers in China with reported yearly sales volumes over 700,000 units.  At Foton Auto Group, Mr. Zhu led group operation finance, cost control and overseas partnerships and investments.  From July 2008 to July 2009, Mr. Zhu served as Chief Financial Officer of Ready Medicine Group, one of the larger medicine distribution and retailing companies in China, where he led mergers and acquisitions and oversaw the initial public offering of the company’s common stock in the United States.  From March 2007 to June 2008, Mr. Zhu served as Chief Financial Officer of Chery Auto Group, China’s largest passenger car automaker with reported sales volume of over 680,000 units annually. Mr. Zhu oversaw the initial public offering of Chery Automobile's common stock in China.  From May 1995 to June 2004, Mr. Zhu served as Audit Manager at Deloitte & Touche and Price Waterhouse Coopers.  Mr. Zhu holds a CPA Certification in China and holds a bachelor’s degree in economics from the Southwest University of Finance and Economics.

Mr. Zhu will receive a base salary of USD $140,000 per year, with the possibility of an annual bonus contingent upon the achievement of certain targets to be agreed upon by Mr. Zhu and ZAP’s Chief Executive Officer. Subject to approval by the Board, Mr. Zhu will also be granted an option to purchase 500,000 shares of ZAP’s Common Stock at a price per share equal to the fair market value per share of ZAP’s Common Stock on the date of grant which will vest annually over a four year period subject to Mr. Zhu’s continuing employment with the company.  In addition, Mr. Zhu will have the right to earn additional options or option equivalents to purchase up to 150,000 shares of ZAP’s Common stock at a price per share equal to the fair market value per share of ZAP’s Common Stock on the date of grant on similar vesting terms as the initial award based on criteria determined by ZAP’s Board of Directors. Mr. Zhu will also receive reimbursements and arrangements for living expenses, housing, general expenses related to the performance of his duties, air travel, relocation, child education, annual leave, and a car and driver. If Mr. Zhu is terminated without cause by the Company within 21 months after the date on which he has completed 3 months of employment (the “Severance Period”), for reasons unrelated to death or disability, he will be eligible to receive an amount equal to the balance of his salary for the remainder of the Severance Period at his then-current base salary amount, payable in one lump sum. Mr. Zhu is also expected to enter into the registrant’s standard form of indemnity agreement for its directors and executive officers.

There are no family relationships between Mr. Zhu and any director or executive officer of ZAP, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Section 9	Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release, dated February 28, 2011.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: March 7, 2011	By:	/s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer